[SULLIVAN & WORCESTER LLP LETTERHEAD]

                                                              June 6, 2001



Merriman Investment Trust
1200 Westlake Avenue, North
Suite 700
Seattle, WA  98108

Ladies and Gentlemen:

         We have been requested by Merriman Investment Trust, a Massachusetts business trust with transferable shares (the "Trust") established under an Agreement and Declaration of Trust dated December 19, 1987, as amended (the "Declaration"), for our opinion with respect to certain matters relating to the Growth & Income Fund, Asset Allocation Fund, Capital Appreciation Fund and Leveraged Growth Fund, each a series of the Trust. We understand that the Trust is about to file a Registration Statement on Form N-14 for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the proposed acquisition by the Growth & Income Fund and the Leveraged Growth Fund (the "Acquiring Funds") of all of the assets of the Asset Allocation Fund and the Capital Appreciation Fund (the "Acquired Funds"), respectively, in exchange solely for shares of the Acquiring Funds and the assumption by the Acquiring Funds of the identified liabilities of the Acquired Funds pursuant to respective Agreements and Plans of Reorganization, a form of which is included in the Form N-14 Registration Statement (collectively, the "Plans").

         We have, as counsel, participated in various business and other proceedings relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Trust's Declaration and By-Laws, and other documents relating to its organization, operation, and proposed operation, including the proposed Plans, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

         We are admitted to the Bars of The Commonwealth of Massachusetts and the District of Columbia. Based upon the foregoing, and assuming the approval by shareholders of the Asset Allocation Fund and the Capital Appreciation Fund of certain matters scheduled for their consideration at a meeting presently anticipated to be held on September 14, 2001, it is our opinion that the shares of the Acquiring Funds currently being registered, when issued in accordance with the Plans and the Trust's Declaration and By-Laws, will be legally issued, fully paid and non-assessable by the Trust, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

         We hereby consent to the filing of this opinion with and as a part of the Registration Statement on Form N-14 and to the reference to our firm under the caption "Legal Matters" in the Prospectus/Proxy Statement filed as part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

                                            Very truly yours,


                                            /s/SULLIVAN & WORCESTER LLP
                                            -------------------------
                                            SULLIVAN & WORCESTER LLP